Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical financial statements of Lantronix, Inc. (“Lantronix”), after giving effect to the acquisition of Maestro Wireless Solutions Limited, a Hong Kong private company limited by shares, Fargo Telecom Asia Limited, a Hong Kong private company limited by shares and Maestro & FALCOM Holdings Limited, a British Virgin Islands company (collectively “Maestro”) which closed on July 5, 2019.

The unaudited pro forma condensed combined balance sheet as of June 30, 2019, combines the historical balance sheets of Lantronix and Maestro, giving effect to the acquisition of Maestro as if it had been completed on June 30, 2019. Amounts recorded by Maestro in its historical balance sheet as receivables or payables from its related parties that were not assumed by Lantronix have been recorded in stockholders’ equity as, pursuant to the Share Purchase Agreement, these balances will not be settled by Lantronix or Maestro subsequent to the acquisition date and as such, do not represent assets or liabilities of either Lantronix or Maestro.

The unaudited pro forma condensed combined statement of operations gives effect to the acquisition of Maestro as if it had occurred on July 1, 2018, by combining Lantronix’s consolidated statement of operations for the twelve months ended June 30, 2019, with Maestro’s unaudited combined statement of operations data for the twelve months ended June 30, 2019. Maestro has a December 31, 2018 fiscal year end, which differs from Lantronix’s fiscal year end. Accordingly, for purposes of the unaudited pro forma condensed combined statement of operations, the historical Maestro amounts combine Maestro’s historical statement of operations for the six months ended June 30, 2019 with the statement of operations for the year ended December 31, 2018 and subtracting the statement of operations for the six months ended June 30, 2018.

The following unaudited pro forma condensed combined financial information and related notes present the historical financial information of Lantronix and Maestro adjusted to give pro forma effect to events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Lantronix with the Securities and Exchange Commission.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisitions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments represent Lantronix’s management’s best estimate and are based upon currently available information and certain assumptions that Lantronix believes are reasonable under the circumstances. The final valuation may materially change the allocation of the purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to footnote 1 to the unaudited pro forma condensed combined financial information for more information on the basis of preparation.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2019

(In thousands)

	Lantronix	Maestro	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Assets
Current Assets:
Cash and cash equivalents	$18,282	$203	$(5,355)	2(a)	$13,130
Accounts receivable, net	7,388	1,568	–		8,956
Inventories, net	10,509	1,563	171	2(b)	12,243
Contract manufacturers' receivable	1,324	–	–		1,324
Prepaid expenses and other current assets	687	196	–		883
Total current assets	38,190	3,530	(5,184)		36,536

Property and equipment, net	1,199	108	–		1,307
Goodwill	9,488	–	1,286	2(c)	10,774
Purchased intangible assets, net	–	3	3,207	2(d)	3,210
Other assets	67	20	–		87
Total assets	$48,944	$3,661	$(691)		$51,914

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable	$4,716	$1,523	$–		$6,239
Other current liabilities	6,756	1,477	(80)	2(e)	8,153
Total current liabilities	11,472	3,000	(80)		14,392
Non-current liabilities	206	50	–		256
Total liabilities	11,678	3,050	(80)		14,648

Stockholders' equity:
Common stock	2	1	(1)	2(f)	2
Additional paid-in capital	226,274	7,954	(7,954)	2(f)	226,274
Accumulated deficit	(189,381)	(7,344)	7,344	2(f)	(189,381)
Accumulated other comprehensive income	371	–	–		371
Total stockholders' equity	37,266	611	(611)		37,266
Total liabilities and stockholders' equity	$48,944	$3,661	$(691)		$51,914

See accompanying notes.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2019

(In thousands, except per share data)

	Lantronix	Maestro	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Net revenue	$46,890	$10,583	$–		$57,473
Cost of revenue	20,617	6,024	–		26,641
Gross profit	26,273	4,559	–		30,832
Operating expenses:
Selling, general and administrative	15,851	4,275	–		20,126
Research and development	9,079	1,067	–		10,146
Restructuring, severance and related charges	1,146	93	–		1,239
Acquisition-related costs	410	–	(410)	2(g)	–
Amortization of purchased intangibles assets	–	34	1,202	2(d)	1,202
Impairment of long-lived asset	275	–	(34)	2(h)	275
Total operating expenses	26,761	5,468	758		32,988
(Loss) from operations	(488)	(909)	(758)		(2,156)
Interest income (expense), net	236	–	(91)	2(i)	145
Other income (expense), net	(15)	23	–		8
(Loss) before income taxes	(267)	(887)	(849)		(2,003)
Provision for income taxes	141	10	–	2(j)	151
Net (loss) and comprehensive (loss)	$(408)	$(896)	$(849)		$(2,154)

Net (loss) per share - basic and diluted	$(0.02)				$(0.10)

Weighted-average common shares - basic and diluted	21,580				21,580

See accompanying notes.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Lantronix being the accounting acquirer, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical consolidated financial statements of Lantronix and Maestro.

Under ASC Topic 805, all the assets acquired and liabilities assumed in a business combination are recognized at their assumed acquisition-date fair value, while acquisition-related costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. Fair value of Maestro’s identifiable intangible assets and the estimated amortization periods are based primarily on preliminary information and assumptions likely will change, as Lantronix completes a valuation of Maestro’s identifiable assets.

A final determination of fair values of assets acquired and liabilities assumed could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual net tangible and intangible assets of the business acquired existing as of the assumed closing date. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The pro forma adjustments represent Lantronix management’s best estimate and are based upon currently available information and certain assumptions that Lantronix believes are reasonable under the circumstances. Lantronix is not aware of any material transactions between Lantronix and Maestro during the periods presented; hence adjustments have not been reflected in the unaudited pro forma condensed combined financial information for any such transaction.

After consummation of the combination with Maestro, Lantronix is performing a comprehensive review of Maestro’s accounting policies. As a result of the review, Lantronix may identify differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, Lantronix is not aware of any differences that would have a material impact on the combined financial statements.

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2.	Pro Forma Adjustments

The total estimated consideration as shown in the table below is allocated to Maestro tangible and intangible assets and liabilities based on their preliminary estimated fair values as of the assumed acquisition date (amounts in thousands):

Consideration:
Cash	$5,355	(a)

Preliminary allocation of consideration:
Book value of Maestro net assets as of the pro forma acquisition date	$611
Adjustments to historical net book value:
Inventories	171	(b)
Identifiable intangible assets	3,207	(d)
Deferred revenue	80	(e)
Adjusted book value of Maestro net assets as of the pro forma acquisition date	$4,069

Adjustment to goodwill	$1,286	(c)

(a)	Amount represents cash consideration paid for all the equity interest of Maestro.

(b)	Amount represents the adjustment to state inventories acquired as of the pro forma acquisition date to estimated fair value, less cost to sell.

(c)	Goodwill is calculated as the difference between the assumed acquisition date fair value of the consideration to be paid and the estimated values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and instead will be tested for impairment at least annually and whenever events or circumstances occur that may indicate a possible impairment. The factors that contributed to a purchase consideration resulting in the recognition of goodwill include Lantronix’s belief the merger will create a more diverse company with additional technologies that will enable the combined company to expand its product offerings and Lantronix’s belief that the combined company is committed to improving cost structures and combined efforts after the merger should result in a realization of cost savings and an improvement in overall efficiencies.

(d)	The preliminary fair value and allocation of identifiable intangible assets and their estimated useful lives are as follows (dollar amounts in thousands):

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			Incremental Amortization Expense for the Year Ended June 30, 2019
	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)	Based on the Preliminary Allocation of Identifiable Intangible Assets	Effect of a 10% Increase to the Preliminary Allocation	Effect of a 10% Decrease to the Weighted Average Useful Life
Developed technology	$1,910	5	$352	$35	$39
Customer relationship	870	2	435	44	48
Order backlog	260	1	260	26	29
Trade name	140	1	140	14	16
Non-compete agreements	30	2	15	2	2
	$3,210		$1,202	$121	$134
Less: Intangible assets, net, reported on Maestro's historical balance sheet	3
Pro-forma adjustment	$3,207

Amortization related to the fair value of the finite-lived identifiable intangible assets has been reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations. Lantronix made preliminary assumptions with respect to the fair value of Maestro’s finite-lived identifiable intangible assets and the estimated amortization periods. These assumptions likely will change as Lantronix completes, with the assistance of a third-party appraiser, a valuation of Maestro’s identifiable intangible assets.

The amortization period for each finite-lived intangible asset is estimated based on analyses of the expected cash flows generated by each respective intangible asset. Until the Maestro acquisition closed on July 5, 2019, Lantronix did not have access to certain of Maestro’s management and further information on intangible assets. Further, there were significant limitations regarding what Lantronix learned about the specifics of Maestro’s intangible assets. Complete analyses may take several months to complete after the closing of the merger. Lantronix does not, on the date hereof, have sufficient information as to the amount, timing and risk of cash flows of all these intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values and the amortization period estimates, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges), effect from Maestro’s existing royalty and other arrangements, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.

An increase or decrease of 10% of the preliminary estimated fair value of finite-lived identifiable intangible assets, or approximately $321,000, is reasonably possible. A fair value increase or decrease of this magnitude would also result in corresponding increase or decrease to goodwill.

(e)	Amount represents the adjustment to state deferred revenue at fair value.

(f)	Amounts represent the elimination of Maestro’s historical equity accounts.

(g)	Amounts on the unaudited pro forma condensed combined statement of operations represent pro forma adjustments to reverse acquisition-related costs which are not expected to have a continuing impact on the combined results. Acquisition-related costs consist primarily of consulting, due diligence, and legal fees paid in connection with the acquisition.

(h)	Amount represents the elimination of amortization expense recorded in Maestro's historical statement of operations.

(i)	Amount represents foregone interest income calculated based upon the purchase consideration and an estimated interest rate of 1.7% earned on Lantronix’s cash and cash equivalents.

(j)	Due to valuation allowances on Lantronix’s net deferred tax assets, the unaudited pro forma condensed combined statement of operations does not reflect a statutory rate income tax adjustment for pro forma purposes.

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